UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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Precipio, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A (the “Amendment”) is being filed to amend Precipio Inc.’s (the “Company”) definitive proxy statement for its 2021 Annual Meeting of Shareholders (the “Proxy Statement”) which was filed with the Securities Exchange Commission on April 29, 2021. The amendment adds Mr. David S. Cohen to the last sentence of the paragraph under the section entitled “Director Independence”, which appears on page 18 of the Proxy Statement.

No other changes have been made to the Proxy Statement or to the matters to be considered by the shareholders. All other items of the Proxy Statement are incorporated herein by reference without change. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Proxy Statement. This Amendment should be read in conjunction with the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

In connection with the paragraph under the section entitled “Director Independence” which appears on page 18 of the Proxy Statement, the paragraph is amended and restated as marked below:

Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than Ilan Danieli, our Chief Executive Officer, is an independent director and all standing committees of our Board are composed entirely of independent directors, in each case under Nasdaq’s independence definition applicable to boards of directors. For a director to be considered independent, our Board must determine that the director has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. In determining the independence of members of the Compensation Committee, Nasdaq listing standards require our Board to consider certain factors, including but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director, and (2) whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. Under our Compensation Committee Charter, members of the Compensation Committee also must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The independent members of the Board are Ms. LaPorte, Mr. Jeffrey Cossman, M.D., Mr. Douglas Fisher, M.D., Mr. David S. Cohen, Mr. Ron A Andrews and Mr. Richard Sandberg.